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Exhibit (a)(1)(i)

H&Q LIFE SCIENCES INVESTORS

NOTICE OF OFFER TO PURCHASE FOR CASH
UP TO 35%
OF THE FUND'S ISSUED AND OUTSTANDING SHARES OF BENEFICIAL INTEREST
AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER PERIOD WILL EXPIRE AT 11:59 P.M., EASTERN TIME,
ON MAY 31, 2011, UNLESS THE OFFER IS EXTENDED.

To All Shareholders of H&Q Life Sciences Investors:

        H&Q Life Sciences Investors (the "Fund") is offering to purchase for cash up to thirty-five percent (35%) of the Fund's issued and outstanding shares of beneficial interest ("Offer Amount"), par value $0.01 per share ("Shares"), at a price equal to 98% of the per Share net asset value ("NAV") in U.S. Dollars as of the close of regular trading on the New York Stock Exchange ("NYSE") on the business day immediately following the day the offer expires (the "Pricing Date"). The offer period will expire at 11:59 p.m., Eastern time, on May 31, 2011 ("Expiration Date"), unless extended, upon the terms and subject to the conditions set forth in this Offer Notice and the related Letter of Transmittal (which together constitute the "Offer").

        The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date exceeds the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Shares). There can be no assurance that the Fund will be able to purchase all the Shares that you tender even if you tender all the Shares that you own.

        Participating shareholders will bear the costs and expenses of receiving cash pursuant to the Offer, including any fees assessed by a participating shareholder's broker, dealer, commercial bank or trust company (each, a "Nominee"). The Fund will pay all charges and expenses of The Altman Group, Inc., as information agent (the "Information Agent"), and The Colbent Corporation, as depositary (the "Depositary"). The date of this Offer Notice is May 3, 2011. The Fund mailed this Offer Notice and the accompanying Letter of Transmittal on or about May 3, 2011 to record holders of Shares.

        IF YOU ARE NOT INTERESTED IN TENDERING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER.

        SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER NOTICE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE. YOU MAY SELL YOUR SHARES ON THE NYSE AT THE CURRENT MARKET PRICE AT ANY TIME.

        THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 31, 2011, UNLESS EXTENDED.

        THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY,

SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

        The Shares are listed for trading under the symbol "HQL" on the NYSE. As of April 27, 2011, there were 22,275,178 Shares issued and outstanding, the net asset value per Share was $13.90, and the market price per Share was $12.97 as of the close of the NYSE, representing a 6.69% discount from the net asset value per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Expiration Date. The Offer is an alternative means to permit you to sell your Shares, in this case, to the Fund. You may continue to purchase and sell Shares in cash transactions over the NYSE.

        You can obtain information regarding the current net asset value and market price per Share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at (877) 361-7969, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday-Friday (except holidays).

        If your Shares are registered in the name of a Nominee, you must contact that Nominee if you desire to participate in the Offer. Shareholders whose Shares are not registered in the name of a Nominee may wish to consult with such an entity to facilitate their participation in the Offer and fulfill the requirements for participation. Shareholders may be charged a fee by a Nominee or other financial intermediary for processing the documentation required to participate in the Offer and may incur other expenses as described in this Offer Notice. If your Shares are not registered in the name of a Nominee, and you desire to participate in the Offer without the involvement of a Nominee, you should complete and sign the Letter of Transmittal and mail or deliver it to the Depositary together with the Shares (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal.

        Guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 11:59 p.m., Eastern time, on the Expiration Date.

        The Offer has been approved by the Board of Trustees of the Fund (the "Board"). None of the members of the Board, the Fund's executive officers and any other of its affiliates has made any recommendations as to whether any shareholders should participate in the Offer. Shareholders are encouraged to consult their financial and tax advisors. None of the members of the Fund's Board, or the executive officers of the Fund, or Hambrecht & Quist Capital Management LLC, the Fund's Investment Adviser (the "Investment Adviser"), intends to participate in the Offer.

        You may, of course, elect to keep your Shares at this time, in which case you may disregard this Offer Notice and the enclosed forms. PLEASE REMEMBER THAT YOU ARE NOT OBLIGATED TO DO ANYTHING WITH YOUR SHARES AT THIS TIME.

        THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), RELATING TO THE OFFER. HOWEVER, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
1.	Terms of the Offer; Expiration Date	5
2.	Acceptance for Payment and Payment for Shares	6
3.	Procedure for Participating in the Offer	7
4.	Withdrawal Rights	10
5.	Purpose of the Offer	11
6.	Plans or Proposals of the Fund	12
7.	Price Range of Shares	12
8.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	12
9.	Factors to Consider Regarding the Decision Whether to Participate in the Offer	13
10.	Source and Amount of Funds; Effect of the Offer	14
11.	Selected Financial Information	15
12.	Certain Information About the Fund	15
13.	Additional Information	16
14.	Federal Income Tax Consequences of the Offer	16
15.	Suspension or Postponement of Offer	18
16.	Extension of Tender Period; Termination; Amendments	19
17.	Certain Conditions of the Offer	19
18.	Fees and Expenses of the Fund	20
19.	Miscellaneous	20
20.	Contacting the Depositary and the Information Agent	21

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SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer Notice and the related Letter of Transmittal.

What is the Offer?

        The Offer is an opportunity to sell your Shares to the Fund. The Fund is offering to purchase for cash up to thirty-five percent (35%) of its outstanding Shares at a price equal to 98% of their net asset value ("NAV"), determined as of the close of regular trading on the NYSE on the Pricing Date. The Offer will expire at 11:59 p.m., Eastern time, on May 31, 2011, unless extended.

Is the Offer the only way I can sell my Shares?

        No. You will continue to be able to sell your Shares, or purchase additional Shares, at the current market share price, in transactions on the NYSE.

What action do I need to take if I decide not to tender my Shares for purchase in the Offer?

        None. You are not obligated to do anything with your Shares at this time.

What is the purchase price for Shares in the Offer?

        The purchase price per Share is equal to 98% of the NAV per Share in U.S. Dollars as of the close of regular trading on the NYSE on the Pricing Date.

What does the Fund's net asset value, or NAV, per Share mean?

        The Fund's NAV per Share is calculated based on the market value of the Fund's investments (its total assets) minus its total liabilities divided by the number of Shares outstanding.

        The NAV per Share may be more or less than the market price at which Shares trade on the NYSE. On April 27, 2011, the NAV per Share was $13.90 and the market price per Share was $12.97 as of the close of the NYSE, representing a 6.69% discount from the NAV per Share.

        No one can accurately predict the NAV per Share on a future date. The NAV may increase or decrease between the Expiration Date and the Pricing Date, and between the Pricing Date and the actual receipt of cash for Shares tendered. By participating in this Offer, you assume these market risks.

        You can obtain information regarding the Fund's current NAV and market price per Share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at (877) 361-7969, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday-Friday (except holidays).

How do I tender Shares for purchase if I want to participate in the Offer?

        You should review the Offer before making a decision to participate in the Offer.

        If your Shares are held by a Nominee (e.g., in "street name"), you should contact that Nominee to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that Nominee to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date. If your Shares are not held in street name through a Nominee, you may wish to contact a Nominee and deposit your Shares in an account with it and seek its assistance in submitting the documents necessary for participation in the Offer.

        If your Shares are registered in your name and you wish to participate in the Offer without the involvement of a Nominee, you should obtain and read the related Letter of Transmittal, complete it and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form, by the Expiration Date.

        Participating shareholders should ensure all information required in order to participate in the Offer has been provided and is accurate. The Fund is under no obligation to notify shareholders of any errors or incomplete information with their submission. Any deficiencies in a shareholder's submission will result in the return of the shareholder's Shares following the Expiration Date.

        The Offer is for up to thirty-five percent (35%) of the Fund's issued and outstanding Shares. If the number of Shares tendered for purchase exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered Shares from participating shareholders on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Shares). (See Section 2, "Acceptance for Payment and Payment of Shares" and Section 3, "Procedures for Participating in the Offer").

Why is the Fund making the Offer? (See Section 5, "Purpose of the Offer")

        On May 2, 2011, the Fund announced that it will conduct a tender offer to acquire a percentage of its issued and outstanding Shares in order to potentially narrow the discount between the Fund's market price per Share and NAV per Share and as part of its continuing efforts to enhance shareholder value.

        The Offer is intended to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's ongoing efforts to provide additional value to shareholders. Shareholders can continue to sell their Shares for cash through their brokers in market transactions on the NYSE. Participation in the Offer may represent greater value than shareholders would receive by selling Shares on the NYSE, depending on certain factors. The Offer provides a means for shareholders who want to sell their Shares in the Fund to do so at 98% of NAV.

        During its meetings and deliberations, the Board routinely considers various options to address trading discounts and has consulted with closed-end fund experts. The Offer was recommended to the Board by the investment adviser pursuant to the terms of a Compromise and Standstill Agreement recently entered into by and among the Investment Adviser, Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Robert Ferguson, Scott Franzblau, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C. and Benchmark Plus Management, L.L.C (collectively, "Western"). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by the Investment Adviser for a period of five years after the date of the later of the 2011 annual meetings held by the Fund and the other closed-end funds advised by the Investment Adviser. In making its decision regarding the Offer, the Board considered a variety of factors, including the recommendation of the Investment Adviser, whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Offer on the asset size of the Fund and the Fund's expense ratio and the ability of the fund to implement its investment strategies and achieve its investment objective; the opportunity for liquidity offered by the Offer to participating shareholders; other steps the Board has taken or might take to address the Fund's discount and to create a measure of additional liquidity for Shares; and the possibility that the Offer would have the effect of reducing the Fund's trading discount, both on a near-term basis and over the long term. After careful consideration, the Board believes that the Offer is in the best interests of the Fund and its shareholders.

Does management encourage shareholders to participate in the Offer, and will management participate in the Offer?

        None of the Fund, its Board or the Fund's Investment Adviser is making any recommendation as to whether a shareholder should participate or not participate in the Offer. The Fund has been advised that no trustee or executive officer of the Fund, or the Fund's Investment Adviser, intends to participate in the Offer. (See Section 5, "Purpose of the Offer" and Section 8, "Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares").

What should I consider in making a decision to participate in the Offer?

        The following discussion does not incorporate all factors that could impact your decision to participate in the Offer and is general in nature.

        In determining whether or not to participate in the Offer, you should keep in mind that you can sell your Shares in cash transactions at any time on the NYSE. Depending on the costs involved in participating in the Offer, it may be easier and less costly for you to sell your Shares, if you so desire, on the NYSE than to participate in the Offer.

        The Fund encourages you to make your own investigation and consult with your financial advisor if you are contemplating participating in the Offer. You should also consider the tax consequences of participating in the Offer. The receipt of cash in exchange for the Shares is generally is a taxable transaction.

        In addition, whether or not you participate in the Offer, there is a risk that the Fund's investments may experience a decrease in value following the Offer depending on the level of participation in the Offer. The Offer will also have the effect of increasing the percentage interest in the Fund of non-participating shareholders as well as increasing the Fund's expense ratio. Additionally, Shares submitted in the Offer will not be counted for purposes of any Fund events having a record date after the Expiration Date (in other words, tendered Shares would not be able to vote, participate in Fund dividends, etc.).

        The Fund recommends that you consult your financial and tax advisors prior to making a decision to participate in the Offer. (See Section 9, Factors to Consider Regarding the Decision Whether to Participate in the Offer," Section 10, "Source and Amount of Funds; Effect of the Offer" and Section 14, "Federal Income Tax Consequences of the Offer").

If I decide not to participate in the Offer, how will that affect the Shares that I own?

        Your percentage ownership interest in the Fund may increase after completion of the Offer, assuming the participation of other shareholders in the Offer. If the asset size of the Fund decreases as a result of the Offer, per Share expenses of the Fund would increase. Additionally, a reduced number of Shares available for trading may affect the depth and liquidity of the secondary market for Shares on the NYSE. (See Section 10, "Source and Amount of Funds; Effect of the Offer").

Will I have to pay anything to participate in the Offer?

        Your Nominee may charge you fees for processing your request and sending it to the Depositary. You should contact your Nominee to discuss any applicable fees that such Nominee may charge. Per share expenses borne by a participating shareholder might increase to the extent that the Fund purchases fewer Shares from such participating shareholder.

        The Fund will bear the costs of printing and mailing materials to shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent.

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

        Yes, you may withdraw your Shares at any time prior to 11:59 p.m., Eastern time, on the Expiration Date. A notice of withdrawal of Shares submitted in the Offer must be timely received by the Depositary and the notice must specify the name of the shareholder who submitted the Shares in the Offer, the number of Shares being withdrawn and, with respect to share certificates representing Shares submitted in the Offer that have been delivered or otherwise identified to the Depositary, the name of the registered owner if different from the person who submitted the Shares in the Offer. Withdrawn Shares can be again submitted in the Offer by following the procedures of the Offer before the Expiration Date (including any extension period). (See Section 4, Withdrawal Rights").

May I place conditions on my participation in the Offer?

        No.

Is there a limit on the number of Shares I tender in the Offer?

        No. However, if the number of Shares tendered for purchase exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered Shares from each participating shareholder on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Shares). There can be no assurance that the Fund will be able to purchase all the Shares that you tender even if you tender all the Shares that you own. (See Section 1, "Terms of the Offer; Expiration Date").

If the Fund accepts my Shares for purchase, when will payment be made?

        The Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. (See Section 2, "Acceptance for Payment and Payment for Shares" and Section 9, "Factors to Consider Regarding Participation in the Offer").

Does the Fund have the financial resources to make payment?

        Yes. To finance the purchase of tendered Shares, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The Fund is authorized to borrow money to repurchase its securities, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it could finance a portion of the offer through temporary borrowings, subject to certain limitations and restrictions. (See Section 10.)

Is my participation in the Offer a taxable transaction for U.S. federal income tax purposes?

        It is anticipated that the purchase of Shares tendered by shareholders for cash will be a taxable transaction for U.S. federal income tax purposes. All U.S. shareholders (other than tax-exempt shareholders) who sell Shares in the Offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. Participating shareholders may also be subject to additional U.S. federal taxation under certain circumstances. There may also be federal tax withholding. You should consult your tax advisor before participating in the Offer. (See Section 14, "Federal Income Tax Consequences of the Offer").

May the Offer be extended?

        Yes. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. The Expiration Date is at

11:59 p.m., Eastern time, on May 31, 2011, unless extended. (See Section 16, "Extension of Tender Period; Termination; Amendments).

Is there any reason Shares submitted in the Offer would not be accepted?

        The Fund has reserved the right to reject any and all requests to participate in the Offer determined by it not to be in appropriate form. The Offer is not conditioned upon submission of a minimum number of Shares. (See Section 3, "Procedure for Participating in the Offer").

How will Shares tendered in the Offer be accepted for purchase?

        Shares properly tendered in the Offer will be accepted for purchase by the determination of the Fund by a notice of acceptance to the Depositary which will thereafter make payment for the tendered Shares as directed by the Fund with funds deposited with the Depositary by the Fund. Shares accepted for purchase by the Fund will be cancelled. (See Section 3, "Procedure for Participating in the Offer").

Will there be additional opportunities to tender my Shares to the Fund?

        No other purchase offers are currently contemplated by the Fund.

How do I obtain additional information?

        Questions and requests for assistance should be directed to the Information Agent, at (877) 361-7969. Requests for additional copies of the Offer Notice, the Letter of Transmittal and all other related documents should also be directed to the Information Agent. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, commercial bank, trust company or other nominee, as appropriate. (See Section 20, "Contacting the Depositary and the Information Agent").

The Depositary for the Offer is:
The Colbent Corporation
HQL Tender Offer
Att: Corporate Actions
PO Box 859208
Braintree, MA 02185-9208

The Information Agent for the Offer is:

The Altman Group, Inc.
1 Grand Central Place, Suite 916
New York, NY 10165
(877) 361-7969

1.     Terms of the Offer; Expiration Date.

        Upon the terms and conditions set forth herein, the Fund will accept for purchase for cash up to thirty-five percent (35%) of the Fund's issued and outstanding Shares, or 7,796,312 Shares in the aggregate, validly tendered on or prior to 11:59 p.m., Eastern time, on the Expiration Date and not withdrawn as permitted by Section 4. Any shareholders may tender some or all of the Shares owned by the shareholder.

        If the number of Shares tendered exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered Shares on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Shares). There can be no assurance that the Fund will be able to purchase all the Shares that you tender even if you tender all the Shares that you own.

        If a shareholder decides against continuing to own Shares of the Fund, consideration should be given to the relative benefits and costs of participating in the Offer, including, but not limited to, the risks of tendering Shares in the Offer versus selling Shares on the open market, such as in a transaction on the NYSE at the prevailing market price with the associated transaction costs. See Section 9 of this Offer Notice.

        The Fund reserves the right in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and purchase for cash, Shares validly tendered on or before the Expiration Date, and not withdrawn in accordance with Section 4 of this Offer Notice, as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered for purchase and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of book-entry transfer of such Shares into the Depositary's account at the Depositary Trust Company ("DTC"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), if applicable, and any other documents required by the Letter of Transmittal, including any necessary tax forms. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for purchase of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law (as discussed in Section 16 below).

        For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as of the time that the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. The Fund will cancel Shares submitted in the Offer, and the Fund will make payment for such tendered Shares in cash, as promptly as practicable after the Expiration Date. If any Shares tendered for purchase are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid submission, (i) any certificates for such unrepurchased Shares will be returned, without additional expense to the participating shareholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained with the appropriate Book-Entry Transfer Facility (as defined in Section 3 below), and (iii) uncertificated Shares held by the Fund's "plan agent" pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the plan agent.

        If, for any reason, the Fund is delayed in payment for, or is unable to accept for payment or pay for, Shares pursuant to the Offer then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain Shares tendered for purchase, and such Shares may not be withdrawn.

        Participating shareholders may be subject to certain tax consequences as discussed in Section 14 of this Offer Notice.

        Shareholders tendering Shares in the Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying shareholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Shares tendered by a shareholder for purchase.

3.     Procedure for Participating in the Offer.

        A.    Proper Tender of Shares.

        Shareholders Tendering Through Nominees.    Shareholders having Shares that are registered in the name of a Nominee must contact that Nominee if they desire to participate in the Offer. The Nominee will provide you with the package of information necessary to make your decision; however, in order to tender your Shares, you must direct the Nominee to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date. Shareholders who do not have Shares registered in the name of a Nominee may wish to contact a Nominee and deposit their Shares with it and seek its assistance in submitting the documents for participation in the Offer.

        Shareholders Tendering Directly Through Depositary.    Shareholders whose Shares are not registered in the name of a Nominee, and who wish to participate in the Offer without the involvement of a Nominee, must cause the Depositary to receive, prior to the Expiration Date at the address set forth on the last page of this Offer Notice, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal (including any required tax information) in order to properly tender Shares pursuant to the Offer. Letters of Transmittal and certificates representing Shares tendered should NOT be sent or delivered to the Fund. Shareholders that choose to participate in the Offer in this manner must also cause the Depositary to receive, prior to the Expiration Date at the address set forth on the last page of this Offer Notice, either certificates for tendered Shares, if any, or in the case of a book-entry transfer, an Agent's Message (as defined below) and DTC Election Form, in accordance with the Book-Entry Delivery Procedure set forth in this Section 3. In order to tender Shares validly for purchase pursuant to the Offer, participating shareholders must also submit instructions regarding their brokerage accounts. The form for these instructions appears in the Letter of Transmittal. The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined in Part C below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined in Part C below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility who tendered the Shares for purchase that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

        Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender Shares in a partial tender offer for such person's own account unless at the time of the tender, and at the time the Shares are accepted for payment, the person tendering (i) has a net long position equal to or greater than the amount tendered in Shares, (ii) will deliver or cause to be delivered such Shares for the purpose of tender to the person making the offer within the period specified in the offer and (iii) will deliver or cause the Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        The acceptance of Shares for payment by the Fund will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representations that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

        By tendering Shares in the Offer subject to, and effective upon, acceptance for payment of the Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer, the tendering shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends and distributions declared in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and any such dividends and distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such dividends and distributions) or transfer ownership of such Shares (and any such dividends and distributions), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering shareholder, of the purchase price, (b) present such Shares (and any such dividends and distributions) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such dividends and distributions), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends and distributions) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder (and, if given, will not be effective).

        By tendering Shares in the Offer, and in accordance with the terms and conditions of the Offer, the tendering shareholder also shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends and distributions declared in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends and distributions declared in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer Notice and the Letter of Transmittal.

        B.    Signature Guarantees and Method of Delivery.

        No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which includes any participant in the DTC book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of Shares tendered, or (b) Shares are tendered for the account of a firm (an "Eligible Institution") which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

        If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

        If any of the Shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

        If any of the Shares tendered are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

        If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act must be submitted. "Satisfactory" evidence is in the sole discretion of the Fund.

        If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted, no endorsements of certificates or separate stock powers are required unless proceeds from the Offer are to be sent to, or certificates for Shares which are not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

        If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate(s) for such Shares. Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

        C.    Book-Entry Delivery Procedure.

        The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer Notice ("Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by causing (i) such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) a confirmation of receipt of such delivery to be received by the Depositary ("Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for submitted Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be effected in accordance with this Book-Entry Delivery Procedure, the DTC Delivery Election Form and the Authorization Instructions Form must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer Notice before the Expiration Date.

        Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Offer.

        D.    Determination of Validity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares tendered for purchase will be determined by the Fund, in its sole discretion, and the determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for any Shares if, on the advice of the Fund's counsel, accepting, purchasing or paying for the Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

        NONE OF THE FUND, THE INVESTMENT ADVISER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF DEFECTS OR IRREGULARITIES OR WAIVERS OF DEFECTS OR IRREGULARITIES IN A TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO DO SO.

        THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY

JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

        The method of delivery of Shares, the Letter of Transmittal and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the participating shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by confirmation of receipt of delivery received by the Depositary). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

E.    Federal Income Tax Withholding.

        Shareholders Tendering Through Nominees.    To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each U.S. shareholder must have on file with its Nominee a valid Form W-9. Non-U.S. shareholders must have on file with their Nominees a valid Form W-8BEN or Form W-8ECI, as appropriate, in order to avoid backup withholding.

        Shareholders Tendering Directly Through Depositary.    To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each U.S. shareholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the shareholder's correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Form W-9 and submitting it along with your Letter of Transmittal. A Form W-9 can be found on the IRS website at http://www.irs.gov/formspubs/index.html. Certain U.S. shareholders (including, among others, all corporations) are not subject to these backup withholding requirements. Non-U.S. shareholders who have not previously submitted a correct, completed and signed Form W-8 BEN or Form W-8 ECI to the Fund must submit a form to the Depositary in order to avoid backup withholding. For those shareholders, a copy of Form W-8 BEN or Form W-8 ECI can be found on the IRS website at http://www.irs.gov/formspubs/index.html. The Fund will generally withhold U.S. tax in the amount of 30% of the proceeds otherwise payable to a non-U.S. shareholder.

        Failure to submit the documentation described above to the Nominee or the Depositary, as applicable, will result in an invalid submission of Shares for participation in the Offer and, accordingly, the shareholder's tendered Shares will not be accepted.

        For a discussion of certain other U.S. federal income tax consequences to participating shareholders, see Section 14 of this Offer Notice.

4.     Withdrawal Rights.

        A tender of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Additionally, the amount of Shares tendered may be increased or decreased by the shareholder prior to the Expiration Date. After the Fund has accepted tendered Shares for payment, all tenders made pursuant to the Offer are irrevocable. Upon the terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.

        To be effective, a written (or facsimile transmission to (781) 930-4942) notice of withdrawal must be timely received by the Depositary at the address set forth on the last page of this Offer Notice. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer Notice, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number and Book-Entry Transfer Facility from which the Shares were submitted, and must comply with the procedures of the Book-Entry Transfer Facility).

        Prior to the Expiration Date, Shares that have been withdrawn may be submitted again if the necessary documents and procedures for the submission of Shares for participation in the Offer are followed as described in this Offer Notice.

5.     Purpose of the Offer.

        On May 2, 2011, the Fund announced that it will conduct a tender offer to acquire a percentage of its issued and outstanding Shares in order to potentially narrow the discount between the Fund's market price per Share and NAV per Share and as part of its continuing efforts to enhance shareholder value.

        The Offer is intended to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's ongoing efforts to provide additional value to shareholders. Shareholders can continue to sell their Shares for cash through their brokers in market transactions on the NYSE. Participation in the Offer may represent greater value than shareholders would receive by selling Shares on the NYSE, depending on certain factors. The Offer provides a means for shareholders who want to sell their Shares in the Fund to do so at 98% of NAV.

        During its meetings and deliberations, the Board routinely considers various options to address trading discounts and has consulted with closed-end fund experts. The Offer was recommended to the Board by the Investment Adviser pursuant to the terms of a Compromise and Standstill Agreement recently entered into by and among the Investment Adviser, Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Robert Ferguson, Scott Franzblau, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C. and Benchmark Plus Management, L.L.C (collectively, "Western"). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by the Investment Adviser for a period of five years after the date of the later of the 2011 annual meetings held by the Fund and the other closed-end funds advised by the Investment Adviser. In making its decision regarding the Offer, the Board considered a variety of factors, including the recommendation of the Investment Adviser, whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Offer on the asset size of the Fund and the Fund's expense ratio and the ability of the Fund to implement its investment strategies and achieve its investment objective; the opportunity for liquidity offered by the Offer to participating shareholders; other steps the Board has taken or might take to address the Fund's discount and to create a measure of additional liquidity for Shares; and the possibility that the Offer would have the effect of reducing the Fund's trading discount, both on a near-term basis and over the long term. After careful consideration, the Board believes that the Offer is in the best interests of the Fund and its shareholders.

        The Offer has been approved by the Board. However, none of the members of the Board, the Fund's executive officers or any of its affiliates has made any recommendations as to whether any shareholder should participate in the Offer. Shareholders are encouraged to consult their financial and tax advisors.

6.     Plans or Proposals of the Fund.

        Except to the extent described herein or in connection with the operation of the Fund's managed distribution plan, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business.

7.     Price Range of Shares.

        The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (as well as the two fiscal quarters ended December 31, 2010 and March 31, 2011), the high and low NAV, and market price per Share, as well as the closing NAV and market price per Share (as of the close of regular trading on the NYSE on the last day of each of the Fund's fiscal quarters) were as follows:

	NAV ($)			Market Price ($)
Fiscal Quarter Ended	High	Low	Close	High	Low	Close
December 31, 2008	$13.12	$9.67	$10.77	$10.57	$6.38	$8.64
March 31, 2009	$11.15	$9.28	$10.11	$9.47	$6.50	$7.80
June 30, 2009	$10.68	$9.80	$10.57	$8.77	$7.56	$8.68
September 30, 2009	$11.62	$10.12	$11.32	$9.36	$8.15	$9.23
December 31, 2009	$11.59	$10.48	$11.51	$9.47	$8.50	$9.44
March 31, 2010	$12.72	$11.51	$12.44	$10.55	$9.20	$10.28
June 30, 2010	$12.62	$10.74	$10.74	$10.78	$8.67	$8.78
September 30, 2010	$11.62	$10.56	$11.51	$9.77	$8.49	$9.59
December 31, 2010	$12.47	$11.42	$12.29	$10.94	$9.51	$10.77
March 31, 2011	$12.95	$12.22	$12.95	$12.08	$10.82	$12.02

8.     Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        The trustees and executive officers of the Fund and their associates (as that term is defined in Rule 12b-2 under the Exchange Act) and the aggregate number and percentage of Shares that each beneficially owns as of March 25, 2011 is set forth in the table below.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
Rakesh K. Jain, Ph.D., Trustee	0.00	0.00%
Lawrence S. Lewin, Trustee	3,893.00	0.01%
Eric Oddleifson, Trustee	2,418.00	0.01%
Oleg M. Pohotsky, Trustee	0.00	0.00%
William S. Reardon, Trustee	0.00	0.00%
Uwe E. Reinhardt, Ph.D., Trustee	1,732.00	0.00%
Lucinda H. Stebbins, CPA, Trustee	5,208.56	0.02%
Daniel R. Omstead, Ph.D., Trustee and President	18,553.80	0.08%
Laura Woodward, Chief Compliance Officer, Secretary and Treasurer	0.00	0.00%

*
As of March 25, 2011, the trustees and officers of the Fund individually and as a group beneficially owned less than 1% of the outstanding voting securities of the Fund.

        Based upon the Fund's records and upon information provided to the Fund by its trustees, executive officers and associates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund's knowledge, any of the trustees or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of the Fund, has effected any transactions in Shares during the sixty-day period prior to the date hereof.

        Except as set forth in this Offer Notice, neither the Fund nor, to the best of the Fund's knowledge, any of its trustees or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person with respect to any Shares (including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). The Fund has been advised that none of the members of the Board or the Fund's executive officers, or the Fund's Investment Adviser intends to participate in the Offer.

9.     Factors to Consider Regarding the Decision Whether to Participate in the Offer.

        The decision whether a shareholder should participate in the Offer depends on the facts and circumstances of each shareholder. The Fund suggests that shareholders consider the expenses associated with participation in the Offer.

        In determining whether or not to participate in the Offer, you should keep in mind that you can sell your Shares in cash transactions at any time on the NYSE. Depending on the costs involved in participating in the Offer, it may be easier and less costly for you to sell your Shares, if you so desire, on the NYSE than to participate in the Offer.

        Each shareholder should consider the net gain that such shareholder may realize on any tender of Shares considering the Offer price, the trading discount and the potential tax consequences and expenses of tendering Shares. Although the NAV may be greater or less than the market price of Shares on the Pricing Date, if the NAV and market price are then $13.90 and $12.97, respectively (as they were on April 27, 2011), the price at which a Share would be purchased in the Offer would be $0.65 greater than the price that could be obtained by selling a Share on the NYSE (without taking into account transaction expenses). Without consideration of any potential tax consequences to a shareholder of participation in the Offer, the actual per Share expense of participation to a shareholder depends on a number of factors, including the number of Shares tendered and the varying expenses associated with enlisting the assistance of a Nominee, which may charge clients a fee for submitting the documentation necessary for participation.

        NONE OF THE FUND, ITS BOARD, OR ITS INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO PARTICIPATE IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.

        THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

10.   Source and Amount of Funds; Effect of the Offer.

        The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were $13.90, which was the NAV per Share on April 27, 2011, and if shareholders tendered all Shares offered for purchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $106,201,366 (based on a price per Share of $13.62, which is approximately 98% of the NAV as of the close of the regular trading session of the NYSE on April 27, 2011).

        To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by Hambrecht & Quist Capital Management LLC, the Fund's Investment Adviser, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. The Fund is authorized to borrow money to repurchase its securities, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it could finance a portion of the Offer through a temporary borrowing, subject to certain limitations and restrictions.

        Because the Fund may sell liquid portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents. Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction and tax costs and will result in the Fund holding a greater percentage of illiquid securities. Depending upon the timing of such sales, any such decline in NAV per Share may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer as discussed in this Offer Notice.

        See the chart below for pro forma information regarding the potential effect of the Offer on the Fund's total net assets and total Shares outstanding.

Pro Forma Capitalization

	As of April 27, 2011	Adjustment for purchase at $13.62 per Share* assuming purchase of 35% of outstanding Fund Shares	Pro forma as adjusted
Total Net Assets	$309,565,583	$106,201,362	$203,364,221
Shares Outstanding	22,275,178	7,796,312	14,478,866

*
Based on 98% of the NAV per Fund share of $13.90 on April 27, 2011.

11.   Selected Financial Information.

        Set forth below is a summary of selected financial information for the Fund for the fiscal years ended September 30, 2010, 2009, 2008, 2007 and 2006. The information with respect to such fiscal years has been excerpted from the Fund's audited financial statements contained in its annual reports to shareholders for these periods. These annual reports were previously provided to Fund shareholders. Copies of the audited financial statements for these fiscal years can be obtained free of charge on the web site of the Securities and Exchange Commission (the "Commission") (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

Summary of Selected Financial Information

	Years ended September 30,
	2010		2009	2008	2007	2006
OPERATING PERFORMANCE FOR A SHARE OUTSTANDING THROUGHOUT EACH YEAR
Net asset value per share, Beginning of year	$11.32		$13.18	$15.34	$13.94	$18.19
Net investment loss(1)	(0.09	)(3)	(0.15)	(0.14)	(0.09)	(0.10	)(2)
Net realized and unrealized gain (loss)	0.53		(1.03)	(0.87)	2.63	(2.10)
Total increase (decrease) from investment operations	0.44		(1.18)	(1.01)	2.54	(2.20)
Distributions to shareholders from:
Net realized capital gain	(0.29)		(0.10)	(1.15)	(1.14)	(2.05)
Return of capital (tax basis)	—		(0.58)	—	—	—
Total distributions	(0.29)		(0.68)	(1.15)	(1.14)	(2.05)
Increase resulting from shares repurchased(1)	0.04		—	—	—	—
Net asset value per share, End of year	$11.51		$11.32	$13.18	$15.34	$13.94
Per share market value, End of year	$9.59		$9.23	$10.62	$13.53	$13.29
Total investment return at market value	7.05%		(5.56)%	(13.52)%	10.56%	(9.95)%
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of year (in millions)	$251		$249	$278	$308	$268
Ratio of expenses to average net assets	1.52%		1.58%	1.56%	1.60%	1.74%
Ratio of net investment loss to average net assets	(0.79	)%(3)	(1.38)%	(0.99)%	(0.60)%	(0.64	)%(2)
Portfolio turnover rate	57.45%		82.88%	73.89%	112.69%	49.90%

(1)
Computed using average Shares outstanding.

(2)
Includes a special dividend from an issuer in the amount of $0.10 per Share. Excluding the special dividend, the ratio of net investment loss to average net assets would have been (1.27%).

(3)
Includes a special dividend from an issuer in the amount of $0.06 per share. Excluding the special dividend, the ratio of net investment loss to average net assets would have been (1.28%).

12.   Certain Information About the Fund.

        The Fund is organized as a Massachusetts business trust and is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The shares of beneficial interest are listed and traded on the NYSE under the symbol "HQL." The Fund's investment objective is to seek long-term capital appreciation by investing primarily in equity and related securities (including securities subject to legal or contractual restrictions as to resale) of U.S. and foreign companies principally engaged in the development, production or distribution of products or services related to scientific advances in life sciences (including biotechnology, pharmaceuticals, diagnostics, managed health-care and medical equipment, hospitals, healthcare information technology and services, devices, supplies and other healthcare-related subsectors), agriculture and environmental management. There is no assurance that the Fund will achieve its investment objective. The Shares were first issued to the public in May 1992. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem Shares at any time at the election of a shareholder and does not continuously offer Shares for sale to the public.

        The principal executive offices of the Fund are located at 2 Liberty Square, 9th Floor, Boston, Massachusetts 02109. The business telephone number of the Fund is (617)772-8500.

13.   Additional Information.

        The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission's office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available, free of charge, on the Commission's web site (http://www.sec.gov).

14.   Federal Income Tax Consequences of the Offer.

        The following discussion is a general summary of the U.S. federal income tax consequences to participating shareholders. The U.S. federal income tax consequences of participation in the Offer can vary depending on a shareholder's circumstances. Shareholders should consult their own tax advisors with respect to the tax consequences of a purchase of Shares pursuant to the Offer, including the application of foreign, state and local income tax laws.

        A.    U.S. Shareholders.    It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the United States, corporations or partnerships (or certain other entities that are treated as corporations or partnerships for United States federal income tax purposes) created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), and who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will generally be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as capital assets and will generally be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 15%. This U.S. federal income tax treatment, however, is based on the assumption that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering shareholder (including Shares constructively owned by such tendering shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased by the Fund would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital to the extent of the U.S. Shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets) depending on how long they were held by the U.S. Shareholder. If cash received by a U.S. Shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be added to the tax basis of the remaining Shares held by the shareholder. In addition, if a tender of Shares is treated as a distribution to a tendering shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering shareholder whose proportionate interest in the Fund has been increased by such tender.

        i.    Characterization of the Purchase as a Sale or Exchange.    For U.S. federal income tax purposes, a purchase of Shares pursuant to the Offer will be treated as a taxable sale or exchange of the Shares if, after the application of certain constructive ownership rules, the tender completely terminates the shareholder's interest in the Fund, is treated as a distribution that is "substantially disproportionate" or is treated as a distribution that is "not essentially equivalent to a dividend." For this purpose, a "substantially disproportionate" purchase is one that reduces the shareholder's percentage voting interest in the Fund by more than 20% and after which the shareholder owns a less-than-50% voting interest in the Fund. Also for this purpose, a purchase is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of a shareholder's percentage interest in the Fund. Whether a reduction is "meaningful" depends on a shareholder's particular facts and circumstances. If the transaction is treated as a sale or exchange for tax purposes, the difference between (i) the sum of the value of any cash received and (ii) the participating shareholder's basis in the Shares purchased will generally be taxed as a capital gain or loss by shareholders who hold their Shares as a capital asset and generally as a long-term capital gain or loss if such Shares have been held for more than one year. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares of the Fund are purchased 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

        ii.    Possible Characterization of the Purchase as a Distribution to Both Participating and Non-Participating Shareholders.    If a purchase of Shares does not qualify for sale or exchange treatment, the proceeds received by a shareholder may be taxed as a dividend to the extent of the tendering shareholder's allocable share of the Fund's earnings and profits, and thereafter as a nontaxable return of capital to the extent of the shareholder's basis in the Shares. Any proceeds in excess of the shareholder's basis in the Shares will be taxable as capital gain. In addition, if any amounts received are treated as a dividend to participating shareholders, there is a risk that both the non-participating and the participating shareholders whose percentage interests in the Fund increase may be considered to have a deemed distribution to the extent that their proportionate interests in the Fund increase as a result of the purchase, and all or a portion of that deemed distribution may be taxable as a dividend (with the same treatment to the extent of the Fund's earnings and profits and the shareholder's basis in the Shares, as described above).

        Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

        The Depositary may be required to withhold 28% of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder's employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the Internal Revenue Service that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the Internal Revenue Service has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; and (c) that such U.S. shareholder is a U.S. citizen or other U.S. person as defined for U.S. federal income tax purposes. A Form W-9 can be found on the IRS website at http://www.irs.gov/formspubs/index.html.

        B.    Non-U.S. Shareholders.    The U.S. federal income taxation of a Non-U.S. Shareholder (i.e., any shareholder that is not a U.S. Shareholder as defined above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the United States by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for most U.S. Shareholders, it gives rise to taxable gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. withholding tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder. The Fund will generally withhold U.S. tax in the amount of 30% of the proceeds otherwise payable to a non-U.S. shareholder.

        C.    Backup Withholding.    Backup withholding tax may be imposed on the gross proceeds paid to a participating shareholder if that shareholder fails to properly furnish the Fund with a correct taxpayer identification number, has underreported dividend or interest income or fails to certify to the Fund that he is not subject to such withholding. In order to avoid the need for backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-9. Participating Non-U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate completed and signed form will result in a defective submission, and the Fund will be unable to purchase such shareholder's Shares. A Form W-8BEN and a Form W-9 and other types of Form W-8 can be found on the IRS website at http://www.irs.gov/formspubs/index.html.

15.   Suspension or Postponement of Offer.

        Notwithstanding any other provision of the Offer, the Board may suspend or postpone this Offer (1) if such transactions, if consummated, would impair the Fund's status as a regulated investment company under the Subchapter M of the Code; (2) if the purchase would cause the Shares to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association; or (3) for such other reasons and periods of time as the Commission may by order permit for the protection of shareholders of the Fund. Additionally, the Fund may suspend or postpone the Offer if the Board determines in its reasonable discretion that consummation of the Offer would be deemed a "Rule 13e-3 transaction" (as defined by Rule 13e-3 under the Exchange Act).

        If the Offer is suspended or postponed, the Fund will provide notice to shareholders of such suspension or postponement. If the Fund renews the Offer, the Fund will send a new notification to each shareholder with details concerning the terms and conditions of the renewed Offer.

16.   Extension of Tender Period; Termination; Amendments.

        The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of regular trading on the NYSE on the first business day following the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and to not purchase or pay for any Shares and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

        If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

17.   Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

        (a)   the Fund is not able to liquidate portfolio securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund's investment objective, policies and status as a regulated investment company under the U.S. Internal Revenue Code of 1986, as amended, in order to provide sufficient consideration to purchase Shares tendered pursuant to the Offer;

        (b)   there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely affects the Offer or the Fund;

        (c)   there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE or any other exchange on which Shares are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

        (d)   the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duties owed to the Fund or its shareholders.

        The Board may modify these conditions in accordance with the terms of this Offer Notice, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 16, above.)

        The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 17 shall be final and binding.

18.   Fees and Expenses of the Fund.

        The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to this Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

        The Fund has retained The Altman Group, Inc. as Information Agent and The Colbent Corporation as Depositary. Each of the Depositary and Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

19.   Miscellaneous.

        The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

20.   Contacting the Depositary and the Information Agent.

        The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:
The Colbent Corporation

Delivery by Mail: HQL Tender Offer Att: Corporate Actions PO Box 859208 Braintree, MA 02185-9208	Delivery by Overnight Courier: HQL Tender Offer Att: Corporate Actions 161 Bay State Drive Braintree, MA 02184

        Any questions or requests for assistance or additional copies of the Offer Notice, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance regarding the Offer.

The Information Agent for the Offer is:
The Altman Group, Inc.
1 Grand Central Place, Suite 916
New York, NY 10165
(877) 361-7969

H&Q LIFE SCIENCES INVESTORS

May 3, 2011

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